OAK TREE.
MEDICAL SYSTEMS, INC.
[LETTERHEAD]

                                             P.O. Box 4851, Hialeah, FL 33014
                                                               (305) 822-8889
November 30, 1995


Mr. Donald R. Stiffler
P.O. Box 20370
Reno, Nevada 89615

Dear Mr. Stiffler:

We are in receipt of your invoice for $8,500.00 listing certain services to be performed for Oak Tree Medical Systems Inc. in conjunction with the preparation of a completed, updated appraisal on certain gold ore property formerly owned by the company.

Our objective is the final acceptance of such an appraisal by our auditors, BDO Seidman, which in turn will cause them to sign off and release our current lOK filing to the SEC.

This will confirm our arrangement whereby Oak Tree Medical Systems Inc. will pay, and you have agreed to accept, in lieu of cash, 10,000 shares of Oak Tree Medical Systems Inc. unregistered common stock - which stock is to be registered under an S-8 filing, which exemption permits free trading - upon completion of the appraisal and the release of the lOK by our auditor.

This arrangement is contingent on several caveats in addition to the release of the lOK.

1. Both the issuance of stock and the decision for S-8 filing require Board of Directors approval which shall not be unreasonably withheld, but which may be delayed due to the temporary incapacity of a Board member who is a major stockholder.

2. Assuming Board approval, and upon completion of the S-8 filing, which will be undertaken at Oak Tree expense approximately 120 days from the above date, it is agreed and understood that such shares may not be sold in greater quantity than 600 shares per week which sales may not be cumulative.

Very truly yours,


/s/ IRWIN BOSH STACK
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Irwin Bosh Stack
Chairman